As filed with the Securities and Exchange Commission on May 9, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

P3 HEALTH PARTNERS INC.
(Exact name of Registrant as specified in its charter)

Delaware	85-2992794
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

2370 Corporate Circle, Suite 300
Henderson, NV 89074
(702) 910-3950
(Address of principal executive offices) (Zip code)

P3 Health Partners Inc. 2024 Employment Inducement Incentive Award Plan
(Full title of the plan)

Atul Kavthekar
Chief Financial Officer
2370 Corporate Circle, Suite 300
Henderson, NV 89074
(702) 910-3950
(Name and address of agent for service) (Telephone number, including area code, of agent for service)
With copies to:
Charles K. Ruck
Wesley C. Holmes
Elisabeth M. Martin
Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:
(a)the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on March 28, 2024 (File No. 001-40033);
(b)the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 8, 2024 (File No. 001-40033);
(c)the Registrant’s Current Reports on Form 8-K filed with the Commission on March 28, 2024 (solely with respect to Items 1.01, 2.03, 8.01 and 9.01) and March 12, 2024 (in each case, File No. 001-40033); and
(d)the Registrant’s Registration Statement on Form 8-A filed with the Commission on February 8, 2021 pursuant to Section 12(b) of the Securities Act, relating to the Registrant's Common Stock, as updated by “Description of the Registrant’s Securities registered pursuant to Section 12 of the Securities Exchange Act of 1934” filed as Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on October 21, 2022, and any amendment or report filed for the purpose of updating such description.
All reports and other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.
Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to specific section of such statements as set forth therein.
Under no circumstances shall any information furnished under Item 2.02 and/or Item 7.01 of Current Report on Form 8-K and any corresponding exhibits thereto be deemed incorporated herein by reference unless such Current Report on Form 8-K expressly provides to the contrary.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) provides that we will indemnify, and advance expenses to, each of our current or former directors or officers to the fullest extent permitted by Section 145 of the DGCL as it presently exists or may hereafter be amended. Our Certificate of Incorporation provides that we are authorized to indemnify, and advance expenses to, each current or former employee or agent to the fullest extent permitted by Section 145 of the DGCL as it presently exists or may hereafter be amended. To the fullest extent permitted by the laws of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, no director shall be personally liable to us or our stockholders for monetary damages for any breach of his or her fiduciary duties as a director. No amendment to, or modification or repeal of, this provision in our Certificate of Incorporation shall adversely affect any right or protection of a director or of any officer, employee or agent existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.
Our Amended and Restated Bylaws (the “Bylaws”) provide that we will indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer or, while a director or officer, is or was serving our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in our Bylaws with respect to proceedings to enforce rights to indemnification, we shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by our board of directors. In addition to the right to indemnification conferred in our Bylaws, an Indemnitee shall also have the right to be paid by us to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon our receipt of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under our Bylaws or otherwise.
We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on December 9, 2021).
4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on March 12, 2024).
5.1*	Opinion of Latham & Watkins LLP.
23.1*	Consent of BDO USA, P.C., Independent Registered Public Accounting Firm
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1*	P3 Health Partners Inc. 2024 Employment Inducement Incentive Award Plan.
99.2*	2024 Employment Inducement Incentive Award Plan Form of Restricted Stock Unit Agreement.
99.3*	2024 Employment Inducement Incentive Award Plan Form of Option Agreement.
107.1*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on May 9, 2024.

P3 HEALTH PARTNERS INC.

By:	/s/ Atul Kavthekar
Name: Atul Kavthekar
Title: Chief Financial Officer
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Amir S. Bacchus, M.D. and Atul Kavthekar, or each of them singly, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments, including post-effective amendments to this registration statement, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aric Coffman, M.D.	Chief Executive Officer	May 9, 2024
Aric Coffman, M.D.	(Principal Executive Officer)

/s/ Atul Kavthekar	Chief Financial Officer	May 9, 2024
Atul Kavthekar	(Principal Financial Officer and Principal Accounting Officer)

/s/ Mark Thierer	Chairman of the Board of Directors	May 9, 2024
Mark Thierer

/s/ Sherif W. Abdou, M.D.	Director	May 9, 2024
Sherif W. Abdou, M.D.

/s/ Amir S. Bacchus, M.D.	Chief Medical Officer and Director	May 9, 2024
Amir S. Bacchus, M.D.

/s/ Gregory N. Kazarian	Director	May 9, 2024
Gregory N. Kazarian

/s/ Lawrence B. Leisure	Director	May 9, 2024
Lawrence B. Leisure

/s/ Jeffrey G. Park	Director	May 9, 2024
Jeffrey G. Park

/s/ Thomas E. Price, M.D.	Director	May 9, 2024
Thomas E. Price, M.D.

/s/ Mary A. Tolan	Director	May 9, 2024
Mary A. Tolan

/s/ Greg Wasson	Director	May 9, 2024
Greg Wasson